Exhibit (d)(5)

GSO CAPITAL PARTNERS LP

GSO DIAMOND PORTFOLIO FUND LP

GSO DIAMOND PORTFOLIO HOLDCO LLC

October 16, 2017

First Eagle Holdings, Inc.

1345 Avenue of the Americas, 48th Floor

New York, NY 10105

Attn: David O’Connor and Lynn Perkins

FE Holdco, LLC

1345 Avenue of the Americas, 48th Floor

New York, NY 10105

Attn: David O’Connor and Lynn Perkins

FE Merger Sub, Inc.

1345 Avenue of the Americas, 48th Floor

New York, NY 10105

Attn: David O’Connor and Lynn Perkins

Re:    Project Osprey

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the mutual understanding of GSO Diamond Portfolio Fund LP, a Delaware limited partnership (the “Fund”), GSO Capital Partners LP, a Delaware limited partnership (“GSO”) (but in the case of GSO, solely for purposes of Section 8(a)(ii) and the obligations set forth Sections 10(r), 10(s), 10(t), 10(u), 10(v) and 10(x) and any rights for its benefit set forth in this Agreement), GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (“Asset Buyer” and, together with the Fund and GSO, the “GSO Parties”), First Eagle Holdings Inc., a Delaware corporation (“Merger Buyer Parent”), FE Holdco LLC, a Delaware limited liability company (“Merger Buyer”), and FE Merger Sub, Inc. (“Merger Sub” and together with Merger Buyer and Merger Buyer Parent and, after the Closings, Osprey and its Subsidiaries, the “FEIM Parties”; each of the FEIM Parties and each of the GSO Parties is sometimes referred to as a “Party”; the FEIM Parties, on the one hand, and the GSO Parties, on the other hand, each is sometimes referred to as a “Party Group”) with respect to the transactions contemplated by the Asset Purchase Agreement dated as of October 16, 2017, by and between Osprey, a Delaware corporation (“Osprey”), and Asset Buyer (as amended, modified or changed from time to time in accordance with the terms hereof and thereof, the “Asset Purchase Agreement”) and the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Osprey, Merger Buyer Parent, Merger Buyer and Merger Sub (as amended, modified or changed from time to time in accordance with the terms hereof and thereof, the “Merger Agreement” and, together with the Asset Purchase Agreement, the “Purchase Agreements”). The Purchase Agreements and the agreements, documents and instruments contemplated thereby are sometimes referred to as the “Transaction Documents”, and the transactions contemplated by the Transaction Documents are sometimes referred to as the “Transactions.” Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Asset Purchase Agreement or the Merger Agreement, as applicable.

1.    Actions at Closing. Immediately following the Effective Time, the FEIM Parties shall cause Osprey to execute and deliver a joinder to this Agreement in the form set forth on Exhibit A hereto.

2.    Efforts to Close.

a.    Subject to the terms and conditions of this Agreement, each of Merger Buyer, Merger Buyer Parent and Merger Sub (the “Merger Agreement Parties”), on the one hand, and the Asset Buyer, on the other hand, shall use their commercially reasonable efforts to (i) consummate the transactions contemplated by the Merger Agreement, in the case of the Merger Agreement Parties, or the Asset Purchase Agreement, in the case of the Asset Buyer, to cause their respective conditions set forth in Article VI of the Merger Agreement, in the case of the Merger Agreement Parties, or its conditions set forth in Article VI of the Asset Purchase Agreement, in the case of the Asset Buyer, to be satisfied as promptly as practicable (and in any event prior to the End Date), and in the case of each of the Asset Buyer and the Merger Agreement Parties, to consummate the transactions contemplated hereby; and (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by the Purchase Agreement to which it is a party; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by the Purchase Agreement to which they are a party; (iv) defend all lawsuits or other Actions to which it (or with respect to Osprey, its Subsidiaries is) a party challenging or affecting the Purchase Agreement to which they are a party or the consummation of the transactions contemplated by the Purchase Agreement to which it is a party, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by the Purchase Agreement to which it is a party, in each case until the issuance of a final, non-appealable Order with respect thereto; and (vi) resolve any objection or assertion by any Governmental Entity challenging the Purchase Agreement to which it is a party or the transactions contemplated thereby.

b.    Subject to the other provisions of this Agreement and the Purchase Agreements, each of the Merger Agreement Parties, on the one hand, and the Asset Buyer, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transaction contemplated by either Purchase Agreement; and (ii) consult with the other Parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transaction contemplated by either Purchase Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests and considering in good faith such comments).

c.    Nothing in this Section 2 shall require any Party or any of its Affiliates (i) to disclose to the other Party any information that in the reasonable judgment of such Party would result in the disclosure of any trade secrets of such Party or violate any contractual obligations with respect to confidentiality, (ii) to disclose to the other Party any privileged information or confidential competitive information, (iii) to disclose information of any investor in the Fund, or (iv) to disclose information of GSO, The Blackstone Group L.P., Corsair Capital LLC or any of their respective affiliates provided to the FEIM parties in connection with the Transactions; provided, that the parties shall cooperate in good faith to make alternative arrangements to allow disclosure in a manner that does not violate the provisions set forth in clauses (i) and (ii).

3.    Third Party Consents.

a.    As between the Parties, Asset Buyer, in respect of the Asset Purchase Agreement, and Merger Agreement Parties, in respect of the Merger Agreement, shall be responsible for obtaining any consent, waiver or approval of, or making any notification to, any Third Party other than a Governmental Entity that is required in connection with the Transactions (each, a “Third Party Consent”). Each Party shall cooperate in good faith with the other Parties to obtain any of the Third Party Consents. No Party shall be required to compensate any Third Party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Third Party to obtain any Third Party Consent. In the event such Third Party Consents cannot be obtained prior to the Closing, Asset Buyer, on the one hand, and Merger Buyer Parent and Merger Sub, on the other hand, agree to cooperate in good faith to determine a mutually agreeable solution relating to such Third Party Consents taking into consideration and ensuring that the economic benefits, risks and rewards that the Parties reasonably expect to derive from the consummation of the Transactions are achieved. Each Party shall inform the other Parties with respect to the status of such Third Party Consents upon such other Party’s reasonable request.

b.    Each Party Group shall promptly advise the other Party Group of any communication it has received that causes it to believe that there is a reasonable likelihood that any such Third Party Consent will not be obtained or that the receipt of any such Third Party Consent will be materially delayed or conditioned.

4.    Exclusivity.

a.    Prior to the earlier of (i) the Closing Date and (ii) the earlier of the date of termination of the Merger Agreement and the date of termination of the Asset Purchase Agreement, each Party shall not, and shall cause its controlled Affiliates (which term for purposes of this Agreement will not include any funds or accounts managed, advised or sub-advised by a Person or its controlled Affiliates) and Representatives not to, directly or indirectly: (A) engage in discussions with, assist, cooperate with or negotiate with any other potential bidders, partners or debt or equity financing sources, other than debt or equity financing sources with respect to such portions of the Transaction that are allocated to such Party under the applicable Purchase Agreement in connection with (1) any merger or consolidation of Osprey or any of its Subsidiaries or (2) any acquisition of all, substantially all or any material portion of the stock or assets of Osprey or any of its Subsidiaries (a “Competing Transaction”, it being understood that a Competing Transaction will not include any actions taken in respect of (x) the Dartmouth Assets or otherwise as contemplated by the applicable Purchase Agreement or (y) a sale of any assets that would not be consummated prior to the consummation of the transactions contemplated by the Purchase Agreements), (B) solicit, initiate, facilitate or knowingly encourage any offer from any other Person to serve as a potential bidder, partner or financing source for a Competing Transaction, (C) furnish to any Person other than one or more of the other parties hereto any information to knowingly facilitate a Competing Transaction, (D) discuss any Competing Transaction with Osprey or its Representatives or (E) engage in discussions with, assist, cooperate with or negotiate with Osprey or its Representatives in connection with (1) any merger or consolidation of Osprey or any of its Subsidiaries or (2) any acquisition of all, substantially all or any material portion of the stock or assets of Osprey or any of its Subsidiaries other than the Transactions.

b.    From the date hereof through the earlier of (i) the Closing Date and (ii) the earlier of the date of termination of the Merger Agreement and the date of termination of the Asset Purchase Agreement, each Party shall, and shall cause its controlled Affiliates and Representatives to, cease and cause to be terminated any existing discussions, negotiations or other activities regarding a Competing Transaction with any Person other than the Parties and their respective Affiliates.

c.    If any Party receives any communication in respect of a Competing Transaction, it shall promptly furnish a copy of such communication (or, if not in writing, provide a summary of such communication) to the other Party.

5.    Actions under the Merger Agreement and Asset Purchase Agreement.

a.    Merger Agreement Amendments; Waiver of Merger Agreement Closing Conditions. None of the Merger Agreement Parties shall, without the prior written consent of Asset Buyer, agree or consent to any amendment, supplement, waiver or modification of the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict the Merger Agreement Parties’ ability to consent to any request from Osprey under Section 5.1 of the Merger Agreement. The Merger Agreement Parties shall use their commercially reasonable efforts to comply in all respects with the terms of the Merger Agreement, including their obligations to consummate the Closing when required under the Merger Agreement in the event that all the conditions set forth in the Merger Agreement shall have been satisfied or waived in accordance with this Section 5(a) (other than those conditions that by their terms are to be satisfied at the Closing).

b.    Asset Purchase Agreement Amendments; Waiver of Asset Purchase Agreement Closing Conditions. Prior to the Closing, the Asset Buyer shall not, without the prior written consent of the Merger Buyer, agree or consent to any amendment, supplement, waiver or modification of the Asset Purchase Agreement. Prior to the Closing, the Asset Buyer shall not amend, supplement, modify or waive any provision of any Commitment Letter or definitive agreements relating to the Financing other than (i) to (A) add lenders, arrangers, bookrunners, agents or similar entities, as applicable, (B) implement or exercise any of the flex provisions contained in the Debt Commitment Letters and (C) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters or (ii) otherwise so long as such amendments, supplements, modifications and waivers (A) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (B) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Purchase Agreements and (C) would not adversely impact the ability of the Asset Buyer or the Fund to enforce its rights (as compared to such rights against the Fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict the Asset Buyer’s ability to consent to any request from Osprey under Section 5.1 of the Asset Purchase Agreement. Asset Buyer shall use its commercially reasonable efforts to comply in all respects with the terms of the Asset Purchase Agreement, including its obligation to consummate the Closing when required under the Asset Purchase Agreement in the event that all the conditions set forth in the Asset Purchase Agreement shall have been satisfied or waived in accordance with this Section 5(b) (other than those conditions that by their terms are to be satisfied at the Closing).

c.    Pre-Closing Notice. Prior to the Closing, each of Asset Buyer, on the one hand, and Merger Agreement Parties, on the other hand, shall (i) give prompt notice (including providing copies of any applicable underlying documentation) to the other of any breach or any anticipated breach by Osprey or any Person of the Asset Purchase Agreement or the Merger Agreement of which such Party (including, in the case of the Asset Buyer, any other GSO Party) has actual knowledge and, except as otherwise agreed in writing by the other Party, shall use its commercially reasonable efforts to enforce its rights under the Asset Purchase Agreement or the Merger Agreement, as applicable, (ii) give prompt notice (including providing copies of any applicable underlying documentation) to the other of any notice such Party receives from Osprey under a Purchase Agreement and (iii) give prompt notice (including providing copies of any applicable underlying documentation) to the other if such Party believes that the conditions under the Asset Purchase Agreement or Merger Agreement (other than those conditions that by their terms are to be satisfied at the applicable Closing) (A) have been satisfied or waived in accordance with Section 5(a) or Section 5(b), as applicable, or (B) will not be satisfied prior to the End Date. Prior to the Closing, Asset Buyer shall keep the Merger Agreement Parties informed on a current basis in reasonable detail as to the status of, and provide to the Merger Agreement Parties with copies of, payoff letters and any other material documents relating to the payoff of any indebtedness of Osprey, its Subsidiaries and the Company Funds. Prior to the Closing, the Asset Buyer shall, upon request of the Merger Agreement Parties, keep the Merger Agreement Parties informed with respect to any material issues related to obtaining the Debt Financing and the Equity Financing. Without limiting the generality of the foregoing, the Asset Buyer shall notify the Merger Agreement Parties as promptly as reasonably practicable (i) if there exists any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter, in each case, of which the Asset Buyer obtains knowledge, (ii) of the receipt by the Asset Buyer of any written notice or other written communication from any Lender or Equity Investor with respect to (x) any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or (y) a material dispute or disagreement between Asset Buyer and the Fund or between or among Asset Buyer and/or the Fund, on the one hand, and any Lenders, Equity Investors or other parties to any Equity

Commitment Letter, Debt Commitment Letter, or any definitive document related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing or the Equity Financing, as applicable, at Closing on the terms and conditions set forth in the applicable Commitment Letters; provided that in no event will the Asset Buyer be under any obligation to disclose any information pursuant to this Section 5(c) that is subject to attorney-client or similar privilege (subject to Asset Buyer and the Merger Agreement Parties collaborating in good faith to make alternative arrangements to allow for such disclosure in a manner that does not result in loss of attorney-client or similar privilege).

d.    Pre-Closing Cooperation. Prior to the Closing, each of Asset Buyer, on the one hand, and the Merger Agreement Parties, on the other hand, agrees to coordinate with the other in good faith with respect to all strategic decisions to be made by such Party under the applicable Purchase Agreement as it relates to its rights and obligations vis-a-vis Osprey and its Subsidiaries. Prior to the Closing, each of Asset Buyer, on the one hand, and the Merger Agreement Parties, on the other hand, agrees to use commercially reasonable efforts to coordinate with the other in good faith with respect to the determination of Net Closing Cash (as defined in the Asset Purchase Agreement) and the Estimated Adjustment Amount (as defined in the Asset Purchase Agreement) and to involve the other party in any scheduled substantive discussions with Osprey regarding the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event will any of the GSO Parties or the FEIM Parties be required to consult with the other with respect to whether to grant a consent under Section 5.1 of the Asset Purchase Agreement or the Merger Agreement, as the case may be. In furtherance of the foregoing, in the event that Osprey receives an Acquisition Proposal or provides notice of an Intervening Event, the Party Groups shall consult with each other on a reasonable basis and, to the extent the Party Groups mutually agree they wish to take joint action in response to such Acquisition Proposal or Intervening Event, the Parties shall use their commercially reasonable efforts to coordinate on their response to such Acquisition Proposal or Intervening Event. Prior to asserting any right of termination a member of a Party Group may have under the Asset Purchase Agreement or the Merger Agreement, as applicable, such Party Group shall use its commercially reasonable efforts to consult with the other Party Group and consider any amendments to the Asset Purchase Agreement or Merger Agreement that would compensate the asserting Party Group such that such Party Group would be willing to waive its right of termination and proceed with the Closing.

6.    Representations and Warranties. Each member of each Party Group makes the following representations and warranties to each member of the other Party Group as of the date of this Agreement and the Closing Date; provided, however, that any representations and warranties that are made as of a specific date or as of the date of this Agreement are made only as of such date:

a.    Organization and Standing. It (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect with respect to it, (ii) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect with respect to it, and (iii) is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect with respect to it.

b.    Authority.

i.    It (or its applicable Affiliate) has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or is contemplated by any Transaction Document to be) a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Party (or its applicable Affiliate) of this Agreement and each other Transaction Document to which it is a party, and the consummation by it (or its applicable Affiliate) of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other legal entity action on the part of such Party (or its applicable Affiliate), and no other corporate or other legal entity proceedings on the part of such Party (or its applicable Affiliate), and no other votes or approvals of any class or series of capital stock of such Party (or its applicable Affiliate), are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is or will be a party have been or will be duly executed and delivered by such Party (or its applicable Affiliate) and, assuming the due authorization, execution and delivery by each other party thereto that is not a controlled Affiliate of such Party, constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms and conditions, subject to the Enforceability Exceptions.

ii.    The execution and delivery by any Affiliate of such Party of each Transaction Document to which such Affiliate is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers, as applicable, of each such Affiliate and have been, or will be, duly authorized by all necessary corporate action on the part of each such Affiliate. As of the Closing Date, each Transaction Document to which each such Affiliate will be a party will constitute, assuming such Transaction Documents constitute a valid and binding agreement of each other party thereto that is not an Affiliate of such Party, a valid and binding agreement of each such Affiliate, subject to the Enforceability Exceptions.

c.    No Conflicts; Required Filings and Consents.

i.    The execution and delivery of this Agreement and each other Transaction Document to which it or any of its Affiliates is a party, and the performance of this Agreement and such other Transaction Documents, do not and will not (with notice or lapse of time or both), (A) violate any provision of the certificate of incorporation, articles of incorporation, charter, by-laws, operating agreement, partnership agreement or other governing instruments of such Party or any of such Affiliates, (B) assuming that all consents, approvals, authorizations and waivers contemplated by Section 6(c)(ii) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties made by the other Party contained in this Section 6(c)(i), (1) violate any Law or Order applicable to such Party or any of its Subsidiaries or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Party or any of its Subsidiaries under any Contract to which such Party or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (B), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ii.    No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the such Party in connection with the execution, delivery or performance by such Party or any of its Affiliates the Merger Agreement or the Asset Purchase Agreement, as applicable, and the related Transaction Documents and the consummation by such Party or any of its Affiliates of the Transactions, except for (A) those disclosed in the Merger Agreement or the Asset Purchase Agreement, as applicable and (B) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

d.    Other than the Transaction Documents, this Agreement, the engagement letter among certain of the Parties and Well Fargo Securities, LLC and any joinders relating thereto, neither it nor any of its controlled Affiliates is a party to any Contract in respect of the Transactions or operation of Osprey prior to the Closing with any other Person other than a member of the other Party Group.

7.    Allocation of Liabilities; Sharing of Breakup Fees.

a.    From and after the Closing, Asset Buyer shall be responsible for and pay, perform or otherwise discharge when they become due all Assumed Liabilities. From and after the Closing, Osprey shall be responsible for and pay, perform or otherwise discharge all Retained Liabilities.

b.    Asset Buyer and Osprey shall share responsibility for Shared Liabilities as set forth in this Section 7. For purposes of this Agreement:

i.    “Shared Liabilities” means (A) any Shared Transaction Liability or (B) any Shared Osprey Excess Transaction Expense. For the avoidance of doubt, Shared Liabilities shall not include any fees and expenses incurred by the GSO Parties in connection with the financing of the Transactions contemplated by the Asset Purchase Agreement, including any reimbursement and indemnification obligations of the Asset Buyer under Section 5.13(b) of the Asset Purchase Agreement (it being understood and agreed that the fees and expenses incurred to transfer the Purchased Assets from the Company to the Asset Buyer or its applicable Subsidiaries and for the Asset Buyer or its applicable Subsidiaries to assume the Assumed Liabilities shall not be considered “in connection with the financing of the Transactions”).

ii.    “Shared Osprey Excess Transaction Expense” means fees and expenses of counsel, financial advisors, accountants, consultants, proxy solicitors or other representatives of Osprey, its Subsidiaries and the Company Funds (other than directors or employees of Osprey or any of its Subsidiaries except to the extent borne by Osprey or any of its Subsidiaries) incurred in connection with the exploration, negotiation and execution of the Purchase Agreements and the other Transaction Documents and the performance of the Transactions (including, without limitation, filing fees and mailing costs) to and including the Closings (as defined in each of the Purchase Agreements) in excess of $8,659,614; provided, however, that Shared Osprey Excess Transaction Expenses shall not include: (1) any Liability arising out of a claim by Osprey against any GSO Party or FEIM Party under the applicable Purchase Agreement or any Transaction Document related thereto or any Liability relating to the Contingent Value Rights or (2) any Employee-Related Liabilities.

iii.    “Shared Transaction Liability” means (A) any Liability of Osprey or its Subsidiaries solely to the extent relating to or arising out of the exercise or purported exercise by any stockholder of Osprey of appraisal rights under the DGCL, whether incurred before or after the Effective Date, (B) any reasonable fees, costs and expenses of any GSO Party or FEIM Party solely to the extent relating to or arising out of enforcement before the Effective Date by any GSO Party or FEIM Party of the Purchase Agreements and the other Transaction Documents against Osprey or (C) any Liability of any GSO Party or FEIM Party, solely to the extent relating to or arising out of any Action or threatened Action by any stockholder, optionholder or warrant holder of Osprey (in its, his or her capacity as such) as a result of the entry into the Purchase Agreements or the other Transaction Documents or the Transactions, whether incurred before or after the Effective Date; provided, however, that Shared Transaction Liabilities shall not include (I) any Liability arising out of a claim by Osprey against any GSO Party or FEIM Party under the applicable Purchase Agreement or any Transaction Document related thereto, (II) any Employee-Related Liabilities, (III) except as otherwise expressly provided in this Agreement or the other Transaction Documents, any Liability to the extent arising out of any events or circumstances that occur at any time after the Effective Time or (IV) any Liability relating to the Contingent Value Rights.

c.    The Parties agree that the aggregate amount of the Termination Fees received by the GSO Parties, on the one hand, and the FEIM Parties, on the other hand, under the Asset Purchase Agreement and the Merger Agreement are to be allocated between the two Party Groups such that the GSO Parties receive 70% of any such Termination Fees and the FEIM Parties receive 30% of any such Termination Fees. The Parties agree to take any and all actions necessary to ensure that each Party Group receives its allocated amount of any Termination Fee paid by Osprey.

8.    Indemnification.

a.    Asset Buyer hereby agrees that from and after the Closing, it shall indemnify, defend and hold harmless the FEIM Parties and their respective Affiliates and their respective

Representatives (the “FEIM Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by or asserted against any of the FEIM Indemnified Parties, to the extent arising from:

i.    any inaccuracy or breach of any representation or warranty made by a GSO Party in this Agreement;

ii.    any breach or non-fulfillment of any covenant, obligation or agreement of a GSO Party contained in this Agreement;

iii.    all Assumed Liabilities; and

iv.    the GSO Proportionate Share of any Shared Liabilities.

For purposes of this Agreement, “GSO Proportionate Share” means 70%.

b.    Osprey and Merger Sub, jointly and severally, hereby agree that from and after the Closing, they shall indemnify, defend and hold harmless the GSO Parties and their respective Affiliates and their respective Representatives (the “GSO Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by or asserted against any of the GSO Indemnified Parties, to the extent arising from:

i.    any inaccuracy or breach of any representation or warranty made by any FEIM Party in this Agreement;

ii.    any breach or non-fulfillment of any covenant, obligation or agreement of any FEIM Party contained in this Agreement;

iii.    all Retained Liabilities; and

iv.    the FEIM Proportionate Share of any Shared Liabilities.

For purposes of this Agreement, “FEIM Proportionate Share” means 30%.

c.    Claims.

i.    In the event that any written claim or demand for which a Party (the “Indemnifying Party”) may have liability to any GSO Indemnified Party or FEIM Indemnified Party (the “Indemnified Party”), as applicable, hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim, which notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim and any relevant time constraints relating thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure actually prejudices the Indemnifying Party with respect to such Third-Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.

ii.    The Indemnifying Party shall have the right, exercisable by delivery of written notice to the Indemnified Party, to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense; provided, that such counsel is reasonably acceptable to the Indemnified Party and such claim does not relate to or arise in connection with any criminal proceeding or seek an injunction or other equitable relief against any Indemnified Party, and provided, further, that, subject to the limitations set forth herein, the Indemnifying Party’s election to control the defense shall constitute an admission by the Indemnifying Party that it is liable for indemnification hereunder with respect to such Third-Party Claim. For the period following the Indemnified Party’s delivery of a Claim Notice with respect to a Third-Party Claim and prior to the time it receives a notice from the Indemnifying Party advising that the Indemnifying Party will be assuming the defense of such Third-Party Claim, the Indemnified Party may take any actions that are reasonably necessary to defend such Third-Party Claim, and the Indemnifying Party shall be liable for the fees and expenses incurred by such Indemnified Party, including reasonable fees and expenses of counsel employed by the Indemnified Party, for such period, which fees and expenses the Indemnifying Party shall reimburse the Indemnified Party promptly upon written request thereof. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ counsel of its choosing, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, admit any liability with respect to, or pay, settle, compromise or discharge such Third-Party Claim; provided, however, that the Indemnifying Party may pay, settle, compromise or discharge such a Third-Party Claim without the written consent of the Indemnified Party if such settlement (A) includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim, (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (C) does not result in any liability for the Indemnified Party other than (1) in the case of a Third-Party Claim that does not involve a Shared Liability, monetary liability that will be promptly paid or reimbursed by the Indemnifying Party or (2) in the case of a Third-Party Claim that does involve a Shared Liability, monetary liability not in excess of the Indemnified Party’s Proportionate Share of such Shared Liability and (D) in the case of a Third-Party Claim that does not involve a Shared Liability, does not require the Indemnified Party to admit any wrongdoing.

iii.    If the Indemnifying Party (A) is prevented pursuant to this Agreement from, or elects not to, defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (B) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend such Third-Party Claim within thirty (30) days after receiving written notice from the Indemnified Party to the effect that the Indemnified Party in good faith determines that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

iv.    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense or prosecution of a Third-Party Claim. Such cooperation shall include the retention and (upon any Indemnified Party’s or Indemnifying Party’s request) the provision of records and information which are relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

v.    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

vi.    Notwithstanding anything to the contrary in this Agreement, in the event of any Third-Party Claim relating to any Shared Liability, the Asset Buyer shall, if it so elects in writing, have the sole power to direct and control such defense, with counsel of its choosing. If the Asset Buyer elects to control the defense of any such Third-Party Claim, (A) it shall have all the rights and obligations of the “Indemnifying Party” as to the process of defending such Third-Party Claim as such rights and obligations are described in clauses (c)(ii) through (c)(v) and (B) the applicable FEIM Party shall have all the rights and obligations of the “Indemnified Party” as to the process of defending such Third-Party Claim as such rights and obligations are described in clauses (c)(ii) through (c)(v).

d.    Remedies. Except in the case of fraud or as otherwise specifically provided herein, from and after the Closing, the remedies provided in this Section 8 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Indemnified Parties from and after the Closing in connection with this Agreement. For the avoidance of doubt, nothing in this Section 8 shall affect any rights under the terms of any other agreement between the Parties or their Affiliates or the Parties’ right to specific performance in accordance with the terms of this Agreement.

e.    Computation of Losses. The amount of any Loss for which indemnification is provided under this Agreement shall be determined net of any amounts actually recovered by the Indemnified Party under any insurance policy with respect to such Loss (after taking into account any deductibles, copayments or other cost-sharing arrangements and all actual out-of-pocket costs and expenses reasonably incurred by the Indemnified Party in obtaining such recovery and any reasonably anticipated premium increases which may arise from such recovery). If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of all actual out-of-pocket costs and expenses reasonably incurred by the Indemnified Party in obtaining such recovery and any reasonably anticipated premium increases which may arise from such recovery. Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party have any liability to an Indemnified Party for any damages that are not reasonably foreseeable or that are speculative or remote or punitive damages (“Excluded Losses”), other than in any case any such damages recovered by third parties in connection with a Third-Party Claim.

9.    Termination.

a.    This Agreement shall terminate upon the earliest to occur of the following events: (i) the execution of a mutual written agreement of the Parties to terminate this Agreement, or (ii) the termination of the Asset Purchase Agreement or Merger Agreement in accordance with their respective terms. Notwithstanding anything contained in this Agreement, Section 7(c), this Section 9 and Section 10 shall remain in full force and effect in accordance with their terms and survive any expiration or termination of this Agreement.

b.    In the event of a termination of this Agreement, neither Party (nor any of its Representatives) shall have any liability or obligation under this Agreement, except that nothing contained in this Section 9(b) shall relieve a Party of any liability that it may have for any knowing and intentional breach of any of the provisions of this Agreement prior to any such termination or for any breach following such termination of any provision of this Agreement that survives termination. In no event shall either Party have any liability for any Excluded Losses.

10.    Miscellaneous.

a.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally, by facsimile transmission or electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to any of the GSO Parties, to:

GSO Capital Partners LP
345 Park Avenue

New York, NY 10154
Attention:	Dan Smith and Brad Colman
Facsimile:	(646) 455-4525
Email:	dan.smith@gsocap.com brad.colman@gsocap.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Attention:
Sean M. Carney
Mark D. Werner
Scott R. Williams
Facsimile:	(312) 853-7036
Email:	mwerner@sidley.com; scarney@sidley.com swilliams@sidley.com

if to any of the FEIM Parties, to:

First Eagle Holdings, Inc.
c/o First Eagle Investment Management, LLC
1345 Avenue of the Americas, 48th Floor
New York, NY 10105
Attentionn:
David O’Connor
Lynn Perkins
Email:	David.OConnor@feim.com; Perkins@feim.com

FE Holdco, LLC
c/o First Eagle Investment Management, LLC
1345 Avenue of the Americas, 48th Floor
New York, NY 10105
Attentionn:
David O’Connor
Lynn Perkins
Email:	David.OConnor@feim.com; Perkins@feim.com

FE Merger Sub, Inc.
c/o First Eagle Investment Management, LLC
1345 Avenue of the Americas, 48th Floor
New York, NY 10105
Attentionn:
David O’Connor
Lynn Perkins
Email:	David.OConnor@feim.com; Perkins@feim.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Thomas J. LaFond
Lisa R. Haddad
Facsimile:	(617) 649-1475
Email:	tlafond@goodwinlaw.com; lhaddad@goodwinlaw.com

b.    Amendment; Waiver. This Agreement may be amended only in a writing signed (a) by each of the GSO Parties and (b) on behalf of the FEIM Parties, by Merger Buyer Parent, and the performance of any obligation hereunder may be waived only in a writing signed (x) in the case of a waiver by a GSO Party, by each of the GSO Parties and (y) in the case of a waiver by a FEIM Party, by Merger Buyer Parent on behalf of such FEIM Party. No waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

c.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 10(c) shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

d.    Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the Parties hereto with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, oral or written, with respect to such matters.

e.    Fulfillment of Obligations. Any obligation of any Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

f.    No Third Party Beneficiaries; No Partnership. Except as provided in Section 8, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing expressed or implied in this Agreement is intended to or shall confer any rights, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Nothing in this Agreement or the other Transaction Documents shall constitute the GSO Parties, on the one hand, and the FEIM Parties, on the other hand, to be construed as partners.

g.    Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Documents, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

h.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAWS PROVISIONS.

i.    Submission to Jurisdiction. Each of the Parties (A) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (D) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (E) consents to service being made through the notice procedures set forth in Section 10(a). Each Party agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 10(a), constitute good, proper and sufficient service thereof.

j.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(j).

k.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile, portable document format (.pdf) delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

l.    Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

m.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

n.    Defined Terms. As used in this Agreement:

i.    “Material Adverse Effect” means any event, occurrence or fact that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay a Party’s ability to perform its obligations under a Purchase Agreement.

ii.    “Third Party” with respect to any Party Group means any Person who is not a controlled Affiliate of any member of that Party Group.

o.    Rules of Construction. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. A reference to a “Subsidiary” of any Person means a direct or indirect Subsidiary of such Person. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex but not otherwise defined therein shall have the meaning set forth in this Agreement.

p.    Specific Performance. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereby waive any defenses in any action for specific performance that a remedy at Law would be adequate. The Parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

q.    Public Statements. Prior to the Closing, the Parties shall consult with each other before issuing any press release or making any public statement with respect to the Purchase Agreements or the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances) issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law.

r.    Non-Solicit; No-Hire. During the period commencing on the Effective Date and ending on the first anniversary of the termination of the Portfolio Servicing Agreement (the “Portfolio Servicing Agreement”) to be entered into on the date hereof by certain of the GSO Parties and certain of the FEIM Parties (the “Restricted Period”), each of the Parties shall not, and shall cause its respective controlled Affiliates not to, directly or indirectly, solicit or recruit to leave the employ of the members of the other Party (or hire or attempt to hire) any member of the senior management team of Osprey (in the case of the GSO Parties) or any person with whom such GSO Party or FEIM Party, as applicable, has had substantial contact in connection with the provision or receipt of services under the Portfolio Servicing Agreement (the “Restricted Persons”); provided, however, that the foregoing will not prohibit the Parties or their respective controlled Affiliates from (A) soliciting by means of general advertising not specifically directed at a Restricted Person or group of Restricted Persons or (B) soliciting, recruiting or hiring any Restricted Person who has not been employed by the GSO Parties or the FEIM Parties, as applicable, for at least six (6) months prior to such solicitation, recruitment or hire, as applicable.

s.    Non-Disparagement. During the Restricted Period, neither the GSO Parties, on the one hand, nor the FEIM Parties, on the other hand shall, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about the other (including their respective past, present or future products, services, policies, practices, operations, management, employees, sales representatives, agents, officers, owners, partners or directors); provided however, that nothing in this paragraph shall preclude any such Person from enforcing its rights and obligations under this Agreement or any other Transaction Documents or complying truthfully with a legal obligation.

t.    Confidentiality. From and after the Closing, (i) the FEIM Parties shall, and shall cause their controlled Affiliates and their respective Representatives to, treat and hold all GSO Confidential Information as confidential (and not disclose or provide access to any Person to) all GSO Confidential Information and, except as provided in the following sentence, not use for any purpose any GSO Confidential Information other than to the extent necessary to perform its obligations under the Portfolio Services Agreement and (ii) the GSO Parties shall, and shall cause their controlled Affiliates and their respective Representatives to, treat and hold as confidential (and not to disclose or provide access to any Person to) all FEIM Confidential Information and not use for any purpose any FEIM Confidential Information, other than as otherwise agreed by a FEIM Party in writing, except in the case of each of clause (i) and (ii), pursuant to the request or demand of any Governmental Entity (in which case the Party Group required to make such disclosure shall provide the other Party Group with prompt written notice of such requirement and cooperate with such Party Group so that such other Party Group may seek a protective order or other remedy, and if no such protective order or other remedy is obtained, disclose only that portion of the GSO Confidential Information or FEIM Confidential Information, as the case may be, which is legally required to be disclosed and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information). Notwithstanding the restrictions on use in the preceding sentence, from and after the Closing the FEIM Parties shall be permitted to use GSO Confidential Information that was already in the possession of Osprey or its Subsidiaries prior to the Closing in connection with the operation of their business; provided, that the FEIM Parties shall treat and hold such information confidential in accordance with this Section 10(t) and shall comply with any other limitations or restrictions on the use of such information applicable to the FEIM Parties, including as provided in Section 10(u) below. “GSO Confidential Information” means all information relating to the Purchased Assets, including information relating to the obligors under any of the Purchased Assets and issuers of any securities included in the Purchased Assets, other than information and data that (1) was available publicly other than as a result of a breach of this Agreement, any confidentiality agreement that any member of a Party Group is or was party to with another member of the other Party Group or with Osprey or any of its Subsidiaries, (2) was already in the possession of a FEIM Party (other than Osprey or any of its Subsidiaries) on a non-confidential basis prior to such disclosure or (3) was independently developed or known by a FEIM Party (including, following the Closing, Osprey or any of its Subsidiaries) outside of the Portfolio Services Agreement. “FEIM Confidential Information” means all information and data relating to the business of Osprey and its Subsidiaries prior to Closing that does not relate to the Purchased Assets (and, for the avoidance of doubt, does not include any information relating to the obligors under any of the Purchased Assets or issuers of any securities included in the Purchased Assets) other than information and data that (1) was available publicly other than as a result of a breach of this Agreement, any confidentiality agreement that any member of a Party Group was or is party to with another member of the other Party Group or with Osprey or any of its Subsidiaries, (2) was already in the possession of a GSO Party on a non-confidential basis prior to such disclosure (it being understood and agreed that any information provided pursuant to or under a confidentiality agreement between Osprey, on the one hand, and any of the GSO Parties, on the other hand, shall be considered to have been provided on a confidential basis) or (3) was independently developed by a GSO Party.

u.    Other Confidentiality Obligations. From and after the Closing, the FEIM Parties hereby agree to comply with the confidentiality provisions set forth in the definitive documentation for each Designated Asset (as defined in the Portfolio Servicing Agreement) that are applicable to any Asset Owner (as defined in the Portfolio Servicing Agreement) in the same manner as if the FEIM Parties were also an Asset Owner thereof.

v.    Use of Name. None of the FEIM Parties shall use the names, trade names, trademarks, logos, service marks, trade styles, trade dress or other related identifying marks owned by the GSO Parties or their Affiliates in advertising, publicity releases, solicitations, promotional or marketing materials or agreements, including pitch books and newsletters, without, in each case, securing the prior written consent of the GSO Parties. None of the GSO Parties shall use the names, trade names, trademarks, logos, service marks, trade styles, trade dress or other related identifying marks owned by the FEIM Parties or their Affiliates in advertising, publicity releases, solicitations, promotional or marketing materials or agreements, including pitch books and newsletters, without, in each case, securing the prior written consent of the FEIM Parties.

w.    Dartmouth Assets. During the three Business Days after the Closing Date, the FEIM Parties shall have the right (but not the obligation) to elect by written notice delivered to Asset Buyer during such period to purchase all (but not less than all) of the Dartmouth Related Assets from Asset Buyer or its Designated Buyer Subsidiary, and in the event of such election the applicable FEIM Party (or its designee) (“Dartmouth Purchaser”) and Asset Buyer or the applicable Designated Buyer Subsidiary (“Dartmouth Seller”) shall hold a closing (the “Dartmouth Closing”) within five Business Days after delivery of the written election notice to Asset Buyer. At the Dartmouth Closing, (i) Dartmouth Purchaser and Dartmouth Seller shall take all such actions as may be necessary to (A) transfer to Dartmouth Purchaser all of Asset Buyer’s and its controlled Affiliates’ right, title and interest in and to the Dartmouth Related Assets or, if applicable, the ownership interests in the Purchased Entity that owns the Dartmouth Related Assets, in either case free and clear of any Liens created by or through Asset Buyer or any of its Affiliates and (B) cause the Dartmouth Purchaser to assume all of the Assumed Liabilities in respect of the Dartmouth Related Assets, and (ii) Dartmouth Purchaser shall pay to Dartmouth Seller cash in an amount equal to the difference between (A) $187,413,527.58 and (B) 0.99 times the principal amount of any Dartmouth Assets that have been sold or otherwise disposed of since September 30, 2017. The parties agree that if an assignment of any of the Dartmouth Related Assets is not permitted by the applicable Definitive Agreement, the Dartmouth Seller and Dartmouth Purchaser shall instead seek to enter into a mutually agreeable participation agreement with respect to such assets under which the Dartmouth Purchaser, in compliance with Law, obtains the benefits and assumes the obligations and bears the economic burdens associated with such assets and, during the 120 days following the Dartmouth Closing use commercially reasonable efforts to obtain any consents under the Definitive Agreements necessary to effect the assignment of such assets. “Dartmouth Related Assets” means (a) the Dartmouth Assets (or any replacement assets that have been agreed by the GSO Parties and the FEIM Parties to be “Dartmouth Assets” for purposes of this Agreement) that remain outstanding as of the Dartmouth Closing Date and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto, (b) all rights of the Asset Buyer and its Subsidiaries under the Definitive Agreements in respect of the Dartmouth Assets, (c) all prepayment fees in respect of the Dartmouth Assets that have been received by the GSO Parties and their subsidiaries, (d) all right, title and interest of the Asset Buyer and its Subsidiaries in the collateral included in the Purchased Assets that secures any Dartmouth Asset, (e) copies of all books and records relating to the Dartmouth Related Assets; and (f) the benefits, rights, rights of action and claims (express or implied) to the extent related to the Dartmouth Related Assets.

The Dartmouth Seller shall only be required to take the actions under this Section 10(w) if such actions do not violate any Law or contract which any GSO Party is a party to or bound by and the Dartmouth Purchaser shall only be required to take the actions under this Section 10(w) if such actions do not violate any Law or contract which any FEIM Party is a party to or bound by. Each Party Group represents to the other that it is not aware of any such Law or contract in force on the date hereof. In the event the Parties fail to complete the Dartmouth Closing as a result of the application of the first sentence of this paragraph, the Parties agree to use commercially reasonable efforts to provide that the under which Dartmouth Purchaser would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the Dartmouth Related Assets as contemplated by this Agreement.

Osprey shall promptly reimburse the Dartmouth Seller for any administrative fees charged to the Dartmouth Seller by administrative agents in connection with the performance of this Section 10(w) upon presentation of reasonable documentation thereof. The FEIM Parties shall be responsible for the establishment of, and payment of organizational and related fees with respect to, any entities that are formed in connection with the performance of this Section 10(w).

x.    Prior Agreements. Effective as of the Closing, and without any further action by any Person, except as provided in the Portfolio Services Agreement, each confidentiality, non-disclosure or standstill agreement entered into prior to the date hereof between (i) GSO Capital Partners LP or any of the GSO Parties, on the one hand, and Osprey, on the other hand or (ii) any of the FEIM Parties, on the one hand, and Osprey, on the other hand, shall automatically terminate and be of no further force or effect and no Person shall have any Liability thereunder.

y.    2014-1 CLO Financing. Asset Buyer agrees to, promptly after the Redemption Date, reimburse the FEIM Parties for the amount of interest paid by the FEIM Parties to third parties in respect of amounts borrowed by the FEIM Parties (including Osprey and its Subsidiaries) to fund the payment of a portion of the Merger Consideration in an amount equal to the amount of the CLO Equity Payment from and including the Closing Date through and including the Redemption Date. The “CLO Equity Payment” means the amount payable to Osprey and its Subsidiaries in respect of their ownership of securities in NewStar Commercial Loan Funding 2014-1 LLC on the Redemption Date, and “Redemption Date” means the first Payment Date (as defined in the Indenture, dated as of April 17, 2014, between NewStar Commercial Loan Funding 2014-1 LLC and U.S. Bank National Association, as Trustee) after the Closing. The FEIM Parties and the GSO Parties will cooperate with a view to having such interest expense be as low as reasonably possible, taking into account financing that is reasonably available at the time.

z.    Non-Call Period Subsidiaries. From the Closing until the earlier of (i) the fourth anniversary of the Effective Date, and (ii) the sale by the GSO Parties of all of the “Non-Call Subsidiary Equity Interests” (as defined below) held by the GSO Parties in respect of any particular collateralized loan obligation transaction (“CLO”) of any Non-Call Period Subsidiary in accordance with the terms of the Portfolio Servicing Agreement, the FEIM Parties agree that no member of the FEIM Parties will, without the consent of the GSO Parties, cause or agree to any amendment to or waiver under the governing documents of such Non-Call Subsidiary or otherwise take action in its capacity as a holder of Non-Call Subsidiary Equity Interests, including to remove or replace the designated manager of a Non-Call Period Subsidiary (i.e. the FEIM Parties are not prohibited from acting in their respective capacities as the collateral manager for a CLO or as a holder of securities issued in connection with such CLO that are not Non-Call Subsidiary Equity Interests). From the Closing until the earliest of (A) the fourth anniversary of the Effective Date, (B) the occurrence of a for “cause” termination event under the related collateral management agreement for the CLO for any Non-Call Period Subsidiary, and (C) the sale by the GSO Parties all of the “Non-Call Subsidiary Equity Interests” (as defined below) held by the GSO Parties in respect of any CLO of any Non-Call Period Subsidiary in accordance with the terms of the Portfolio Servicing Agreement, the GSO Parties agree that no member of the GSO Parties will, without the consent of the FEIM Parties, cause or agree to any amendment to or waiver under the governing documents of such Non-Call Subsidiary or otherwise take action in its capacity as a holder of Non-Call Subsidiary Equity Interests, including to remove or replace the designated manager of a Non-Call Period Subsidiary (i.e. the GSO Parties are not prohibited from acting in their capacities as the holders of securities issued in connection with such CLO that are not Non-Call Subsidiary Equity Interests). “Non-Call Subsidiary Equity Interests” means any of the following (1) the membership interests of NewStar Commercial Loan Funding 2016-1 LLC, (2) the membership interests of NewStar Commercial Loan Funding 2017-1 LLC, and (3) and the subordinated notes issued Arch Street CLO, Ltd.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding of the subject matter hereof, please so indicate by executing this Letter in the space provided below.

Very truly yours,

GSO DIAMOND PORTFOLIO HOLDCO LLC

By:	GSO Diamond Portfolio Fund LP,
its managing member

By:	GSO Diamond Portfolio Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO DIAMOND PORTFOLIO FUND LP

By:	GSO Diamond Portfolio Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Signature Page to Cooperation Agreement]

ACCEPTED AND AGREED:
First Eagle Holdings, Inc.

By:	/s/ David P. O’Connor
Name:	David P. O’Connor
Title:	General Counsel and Senior Vice President

[Signature Page to Cooperation Agreement]

ACCEPTED AND AGREED:

FE Holdco, LLC

By:	/s/ David P. O’Connor
Name:	David P. O’Connor
Title:	General Counsel and Secretary

[Signature Page to Cooperation Agreement]

ACCEPTED AND AGREED:
FE Merger Sub, Inc.

By:	/s/ David P. O’Connor
Name:	David P. O’Connor
Title:	General Counsel and Secretary

[Signature Page to Cooperation Agreement]

EXHIBIT A

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [            ], 201[    ], is entered into by and among NewStar Financial, Inc. (the “Joining Party”), First Eagle Holdings, Inc. (“Parent”), FE Merger Sub, Inc. (“Merger Sub”), FE Holdco, LLC (“Merger Buyer”), GSO Diamond Portfolio Fund LP (the “Fund”), GSO Diamond Portfolio Holdco LLC (“Asset Buyer”) and GSO Capital Partners LP, (“GSO”, and together with Parent, Merger Sub, Merger Buyer, the Fund and Asset Buyer, the “Existing Parties”).

Preliminary Statements

(1) The Existing Parties are parties to that certain letter agreement, dated as of October 16, 2017 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Cooperation Agreement”).

(2) The Existing Parties and the Joining Party desire that NewStar Financial, Inc. become party to the Cooperation Agreement as an “FEIM Party”.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Unless otherwise expressly stated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Cooperation Agreement.

Section 2. Conditions of Effectiveness. This Agreement shall be deemed to have become effective as of the Effective Time as defined in the Cooperation Agreement, but such effectiveness shall be subject to the condition precedent that the Existing Parties shall have received executed counterparts of this Agreement duly executed and delivered by each of the parties hereto.

Section 3. Representations and Warranties. The Joining Party represents and warrants to the Existing Parties, as of the Effective Time, that all representations and warranties of the FEIM Parties set forth in Section 6 of the Cooperation Agreement are true and correct with respect to the Joining Party on and as of the Effective Time.

Section 4. FEIM Party under Cooperation Agreement. At the Effective Time, upon the effectiveness of this Agreement, the Joining Party shall become a “FEIM Party” under the Cooperation Agreement and shall be bound by, and hereby agrees to comply with, the terms, conditions, provisions and obligations of the FEIM Parties under the Cooperation Agreement.

Section 5. Cooperation Agreement in Full Force and Effect. The Cooperation Agreement will continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the Effective Time, any reference to the Cooperation Agreement will mean the Cooperation Agreement as supplemented by this Agreement.

Section 6. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

Section 7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CHOICE OF LAW RULES AND PRINCIPLES).

Section 8. Notices. The address of the Joining Party for purposes of the Cooperation Agreement is as set forth in Section 10 thereof, unless changed in accordance with the terms thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NEWSTAR FINANCIAL, INC. as the Joining Party

By:
Name:
Title:

FIRST EAGLE HOLDINGS, INC.

By:
Name:
Title:

FE MERGER SUB, INC.

By:
Name:
Title:

FE HOLDCO, LLC

By:
Name:
Title:

GSO DIAMOND PORTFOLIO FUND LP, as the Fund

By: GSO Diamond Portfolio Associates LLC, its general partner

By:
Name:
Title:

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund, LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:
Name:
Title:

GSO CAPITAL PARTNERS LP

By:
Name:
Title:

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